UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2019

Lumber Liquidators Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33767 (Commission File Number)	27-1310817 (IRS Employer Identification No.)

3000 John Deere Road, Toano, Virginia 23168

(Address of Principal Executive Offices) (Zip Code)

(757) 259-4280

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of exchange on which registered:
Common Stock, par value $0.001 per share	LL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into Material Definitive Agreement

Settlement of Gold Litigation

Lumber Liquidators Holdings, Inc. (“Holdings”) previously disclosed that, in March 2019, Lumber Liquidators, Inc. (the “Company”), who is a defendant in a putative class action litigation captioned Dana Gold, Tammy Emery, Mary Louise Ference, Laura Norris, Donald Fursman, and John Triana, on behalf of themselves and all other similarly situated v. Lumber Liquidators, Inc., a Delaware corporation; and Does 1 through 200, inclusive (the “Gold Litigation”), entered into a Memorandum of Understanding (“Gold MOU”) with the lead plaintiff in the Gold Litigation, Dana Gold, on behalf of herself and all others similarly situated (collectively, the “Gold Plaintiffs”) to memorialize an agreement in principle to settle the Gold Litigation on a nationwide basis.

On September 30, 2019, the Company entered into a definitive settlement agreement with the Gold Plaintiffs consistent with the terms of the Gold MOU (the “Settlement Agreement”). The Settlement Agreement is subject to approval by the United States District Court for the Northern District of California (the “Court”) and other contingencies.

The Settlement Fund will be used to pay notice and administrative fees relating to the Gold Litigation and to compensate those individuals that were Putative Class Members during the Class Period. Under the terms of the Settlement Agreement, the Company will contribute $14 million in cash and provide $14 million in store-credit vouchers, with a potential additional $2 million in store-credit vouchers possible based on obtaining a claim’s percentage of more than 7% (collectively, the “Vouchers”), for an aggregate settlement of up to $30 million (the “Settlement Fund”) to settle all claims asserted in the Gold Litigation (or which could have been asserted in the Gold Litigation) on behalf of all persons in the United States who purchased for personal, family or household use, Morning Star Strand Bamboo flooring (the “Putative Class Members”) at any time between January 1, 2012 through March 15, 2019 (the “Class Period”).

Holdings believes that its cash flow from operations, together with existing liquidity sources, is sufficient to fund the Settlement Fund, of which $1,000,000 of the cash portion will be paid to the fund within five days of the Court’s preliminary approval of the settlement and will be used to pay the notice and settlement administrator’s fees and the remaining $13,000,000 cash amount will be paid within 30 days of the Court’s final approval order of the Settlement Agreement and the dismissal of the Gold Litigation. The Company will work together with counsel for the Gold Plaintiffs and the settlement administrator to prepare the Vouchers for distribution to approved claimants as set forth in the Settlement Agreement. The Gold Plaintiffs’ legal fees and costs, not to exceed 33.33% of the Settlement Fund, are included as part of the Settlement Fund.

Holdings previously disclosed that it had accrued within selling general and administrative expenses (“SG&A”) a $28 million liability with the offset in the caption “Accrual for Legal Matters and Settlements Current” in its December 31, 2018 financial statements.

There can be no assurance that a settlement will be finalized by the parties and approved by the Court or as to the ultimate outcome of the Gold Litigation. The execution of the Settlement Agreement does not constitute an admission by the Company of any fault or liability and the Company does not admit fault or liability. If the settlement cannot be finalized by the parties or the Settlement Agreement is not approved by the Court, the Company will defend the Gold Litigation vigorously and believes there are meritorious defenses and legal standards that must be met for, among other things, success on the merits. If the parties are unable to finalize the settlement, the Gold Litigation could have a material adverse effect on Holding’s financial condition and results of operations.

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of Holdings’ management, as well as assumptions made by, and information currently available to, Holdings’ management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Holdings’ control. Forward-looking statements in this Current Report on Form 8-K may include, without limitation, statements regarding expectations relating to the settlement of the Kramer Litigation and liquidity. Holdings specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding additional risks and uncertainties is contained in Holdings’ other reports filed with the Securities and Exchange Commission, including the Item 1A, “Risk Factors,” section of the Form 10-K for the year ended December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2019

LUMBER LIQUIDATORS HOLDINGS, INC.

By:	/s/ M. Lee Reeves
M. Lee Reeves
Chief Legal Officer and Corporate Secretary